                      COMPUTATION OF PER SHARE EARNINGS
                 (Amounts in thousands expect per share data)
                                      Nine Months Ended September 30,
                                      -------------------------------
                                              1994            1993
PRIMARY
   Average shares outstanding                 33,977         33,354
   Net effect of dilutive stock options
     based on the treasury stock method
     using average market price                  354            588
                                             -------        -------
        Total                                 34,331         33,942

   Net Income                                $65,775        $89,982
                                             =======        =======

   Per Share Amount                          $  1.92        $  2.65
                                             =======        =======
FULLY DILUTED
   Average shares outstanding                 33,977         33,354
   Net effect of dilutive stock options
     based on the treasury stock method
     using higher of average or ending
     market price                                354            676
                                             -------        -------
        Total                                 34,331         34,030

   Net Income                                $65,775        $89,982
                                             =======        =======

   Per Share Amount                          $  1.92        $  2.64
                                             =======        =======